NEWS RELEASE
For release Thursday, October 23, 2003 – 8:00 A.M. (Central)

FOR MORE INFORMATION:
Michael W. Dosland, SVP & CFO
First Federal Capital Corp
(608) 796-4486

FIRST FEDERAL CAPITAL CORP (NASDAQ: FTFC)

FIRST FEDERAL REPORTS RECORD
QUARTERLY EARNINGS

•	Record quarterly earnings of $10.2 million or $0.51 per share, up 13%

•	Non-interest income of $33.1 million, up almost 100%

•	Net interest income up 3% over second quarter

•	Earnings include $7.4 million prepayment penalty on debt retirement

•	Acquisition of Liberty Bancshares, Inc., completed

La Crosse, WI — - First Federal Capital Corp (NASDAQ: FTFC), parent company of First Federal Capital Bank, reported net income for the three months ended September 30, 2003, of $10.2 million, compared to $9.1 million a year ago, an increase of 12%. For the nine months ended September 30, 2003, the company had net income of $27.0 million, compared to $24.9 million a year ago, an increase of 8%. Diluted earnings per share for the quarter increased to $0.51 from $0.45 in the third quarter of 2002, a 13% increase. Year-to-date, diluted earnings per share increased to $1.35 from $1.23, an increase of 10%.

A key factor in the exceptional third quarter results was non-interest income of $33.1 million, an increase of $16.4 million or 98% over the previous year. Year-to-date, non-interest income was up 68%. Mortgage banking revenue, which consists of gains on sales of mortgage loans and loan servicing fees, was $22.1 million for the quarter, an increase of $15.0 million, or 209% above last year. Year-to-date, mortgage banking revenue was up 150%.

A major contributor to the increase in non-interest income for the third quarter was the recapture of a $6.2 million loss allowance on mortgage servicing rights (MSRs). This allowance had been established in previous periods as a result of declining mortgage rates. The recapture was triggered by an increase in rates, which lowered market expectations for future prepayment activity, a key component in the valuation of MSRs. Higher rates also resulted in a lower level of amortization on MSRs in the quarter, due to a decline in actual prepayment activity. Additionally, the lag effects of historically low rates in the second quarter of 2003 resulted in gains on sales of mortgage loans in the third quarter that were $5.1 million, or 35% higher than the third quarter last year. Year-to-date, gains on sales of loans were $54.4 million or 129% higher than the same period in 2002. In 2003, the Company has sold $2.2 billion in single-family mortgage loans compared to $1.0 billion in 2002.

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Commenting on mortgage banking revenues, Jack Rusch, First Federal President and CEO said, “Everything came together for us in mortgage banking during the third quarter. We sold $694 million in mortgage loans, which was our third best quarter for sales volume. However, it was our best quarter ever for average gain on sale, due in part to wider spreads between the primary and secondary markets for mortgage loans, but also higher servicing gains on new loans sold—caused by higher rates and lower prepayment expectations.”

Rusch continued, “Although we are uncertain what direction mortgage rates will take in the immediate future, based on current levels of mortgage demand, we believe our mortgage banking revenues will be substantially lower in the fourth quarter than they were in the most recent period. As always, there is the risk that we may be required to reestablish valuation allowances on our servicing rights if interest rates fall from their current levels.”

Another major component of non-interest income, community banking revenue, consists of deposit account fees, debit card income, check printing charges, investment services income, and premiums and commissions on sales of insurance. For the third quarter, community banking revenue increased by $1.6 million or 17% over the previous year. Year-to-date, community banking revenue was up $4.9 million or 20% year over year.

Rusch also commented on community banking revenues, “We are very pleased with the continued growth in our community banking revenues. This important source of income increased by 17% over the third quarter of last year. Coupled with mortgage banking revenue, this growth resulted in non-interest income equal to 63% of our total revenue in the third quarter. Year-to-date, this ratio is 56%. We continue to out pace our banking peers by a wide margin in this important revenue-generating category.”

On August 1, 2003, interchange fees for issuers of debit cards were reduced by MasterCard and Visa. This action arose out of the settlement of a lawsuit by certain merchants against MasterCard and Visa. As a result of this action, First Federal believes its debit card income, a component of community banking revenue, may be adversely impacted by as much as $500,000 per quarter. After January 1, 2004, new interchange rates are expected to go into effect. These rates will vary by merchant or merchant category. Until these rates have been finalized, debit card issuers like First Federal will not be able to determine the full impact such rate changes will have on revenues from their debit card programs.

Net interest income for the third quarter of 2003 was down $2.2 million, or 10% from the previous year’s quarter, but was up $571,000 or 3% from this year’s second quarter due principally to a ten basis point improvement in interest rate spread. This improvement ended a four quarter slide in interest rate spread, during which the Bank’s spread declined from 3.00% in the second quarter of 2002 to 2.13% in the second quarter of 2003. The Bank’s interest rate spread improved to 2.23% in the most recent quarter due to a large decline in the Bank’s average cost of funds. This development was caused by significant maturities of high-cost certificates of deposit that were redirected into lower-cost CDs and/or money market deposit accounts. Despite the improvement in the Bank’s cost of funds, the Bank’s interest rate spread in the third quarter continued to be challenged by declining asset yields and high levels of liquidity on the balance sheet. Also

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dampening the improvement in the Bank’s interest rate spread was a significant decline in custodial accounts, due to a lower level of loan prepayment activity. This non-interest-bearing source of funds was replaced by overnight borrowings from the Federal Home Loan Bank of Chicago (“FHLB”).

Rusch said, “We are confident our interest rate spread will continue to improve during the remainder of the year and into the first quarter of next year. We expect maturing certificates of deposit to continue to be replaced by lower-cost deposits. In addition, the cost of our wholesale borrowings will decline due to our recent prepayment of some high-cost advances.”

During the third quarter the Bank prepaid $127.5 million in term advances from the FHLB and incurred a prepayment penalty of $7.4 million. These advances had a remaining maturity of 1.3 years and a weighted average cost of 5.84%. They were replaced by overnight borrowings from the FHLB at a substantially lower rate. Management estimates this action will increase the Bank’s net interest income by $1.5 million in the fourth quarter, assuming no change in overnight borrowing rates.

Non-interest expense (excluding the FHLB prepayment penalty) increased to $28.1 million from $22.9 million, or 23% over the previous year. This increase was primarily attributable to an increase in the number of new banking facilities opened or acquired in the past year, an increase in employees, and an increase in expenses related to mortgage loan production. The number of banking facilities operated by the Corporation has increased by three in the past year, growing from 89 to 92 banking locations. In the past year, the number of full-time equivalent employees increased by 8% to 1,289.

Rusch stated, “The increase in our non-interest expense continues to reflect our merger and acquisition activity and internal growth efforts over the past year, as well as expenses related to increased mortgage production volumes. As I have noted over the past few quarters, this increase should also be seen as a measure of our commitment to build the infrastructure necessary to support our rollout of business banking products to the rest of our markets. We began offering business banking products in the Oshkosh market earlier this year and are moving ahead with plans to extend these product offerings into additional markets in 2004.”

First Federal’s third quarter annualized return on average equity (ROE) was 18.1% compared to 17.9% for the same period a year ago. Annualized return on average assets (ROA) for the quarter was 1.32%, compared to 1.23% twelve months prior. Year-to-date, return on average equity was 16.4% compared to 16.8% a year ago, while return on average assets was 1.17% compared to 1.20% for the same period in 2002. At September 30, 2003, stockholders’ equity totaled $226 million, or $11.41 per share.

Asset quality remains strong with the ratio of non-accrual loans to total loans at just 0.32% at September 30, 2003, compared to 0.25% at September 30, 2002. The Corporation’s allowance for loan losses to total non-performing loans stood at 158% as of September 30, 2003, down from 195% one year ago. The Corporation’s ratio of allowance for loan losses to total loans was 0.50% at September 30, 2003, compared to 0.49% on the same date last year.

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At September 30, 2003, the Company’s assets totaled $3.0 billion, compared to $3.1 billion a year ago. Loans held for investment reached $2.2 billion compared to a similar amount one year ago. Deposits totaled $2.3 billion, down $128 million or 5.0% from the previous year. Excluding a $101 million decline in custodial accounts, remaining customer deposits were down only $26.7 million or 1.2%. Custodial accounts, which are a non-interest-bearing source of funds for the Bank, have declined in recent periods because of a substantial decline in prepayment activity on loans serviced for third-party investors. Other customer deposits have declined in response to more conservative pricing practices in recent periods, resulting in the loss of some rate-sensitive deposits.

On October 10, 2003, the Corporation completed the acquisition of Liberty Bancshares, Inc., in St. Paul, Minnesota. The transaction was valued at $80 million, of which 38% was paid in cash and 62% was in the form of 2.6 million newly-issued common shares of FTFC. The purchase price represented approximately 2.0 times Liberty’s book value and 16 times twelve-month trailing earnings as of September 30, 2003. Management believes the transaction will be neutral to earnings per share in the first year of combined operations and accretive thereafter. As of October 10, 2003, Liberty had $442 million in assets, $285 million in loans, and $403 million in deposit liabilities. During the three and nine month periods ended September 30, 2003, Liberty had net income of $1.2 million and $3.6 million, respectively.

About First Federal
First Federal’s banking subsidiary, First Federal Capital Bank, is headquartered in La Crosse, Wisconsin. Established in 1934, First Federal is a community bank serving businesses and consumers through 49 supermarket banks, 42 brick and mortar locations, a high school banking office and more than 135 ATMs located in over 45 communities in Wisconsin, northern Illinois, and Minnesota. The Company serves more than 220,000 households with checking, savings, investment and loan products. In addition, First Federal provides commercial real estate lending services and holds a dominant market share position for residential mortgage lending in many of its markets. The Company offers business banking products in Rochester and St. Paul, Minnesota, as well as La Crosse, Wausau, and Oshkosh, Wisconsin, and is moving ahead with plans to extend these product offerings to additional markets in 2004.

Certain matters in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability as established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions. Similarly, statements that describe First Federal’s future plans, objectives or goals are also forward-looking statements. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets, and (x) changes in accounting principles, policies or guidelines.

Attached: Statements of Financial Condition, Statements of Operations, and Selected Financial Data

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FIRST FEDERAL CAPITAL CORP
STATEMENT OF FINANCIAL CONDITION

	September 30	December 31	September 30
	2003	2002	2002
ASSETS
Cash and due from banks	$78,254,812	$84,482,722	$89,286,671
Interest-bearing deposits with banks	16,986,017	179,755,367	180,329,689
Mortgage-backed and related securities:
Available for sale, at fair value	466,179,367	366,075,106	264,898,636
Held for investment, at cost	1,617,449	30,029,690	66,265,617
Loans held for sale	18,032,856	50,237,199	42,199,446
Loans held for investment, net	2,192,519,017	2,100,641,557	2,222,496,847
Federal Home Loan Bank stock	58,142,400	55,634,400	54,799,600
Accrued interest receivable, net	15,637,062	17,522,581	18,531,165
Office properties and equipment	39,757,347	35,647,335	35,639,567
Mortgage servicing rights, net	36,798,777	30,171,341	28,600,177
Intangible assets	43,230,718	43,818,386	43,971,307
Other assets	23,500,425	31,608,545	19,700,452

Total assets	$2,990,656,248	$3,025,624,228	$3,066,719,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposit liabilities	$2,262,131,340	$2,355,148,292	$2,390,292,098
Federal Home Loan Bank advances	453,600,000	400,600,000	402,100,000
Other borrowings	14,276,650	17,012,682	15,264,823
Advance payments by borrowers for taxes and insurance	10,055,343	11,906,038	10,502,385
Accrued interest payable	1,908,259	3,119,227	3,122,719
Other liabilities	22,985,073	32,385,986	46,261,613

Total liabilities	2,764,956,665	2,820,172,225	2,867,543,640

Common stock, $.10 par value	2,021,593	2,021,593	2,021,593
Additional paid-in capital	46,577,431	46,577,431	46,577,431
Retained earnings	183,259,814	165,628,148	158,002,343
Treasury stock, at cost	(8,463,937)	(10,178,374)	(10,433,081)
Unearned restricted stock	—	(32,083)	(45,833)
Accumulated non-owner adjustments to equity, net	2,304,681	1,435,289	3,053,081

Total stockholders’ equity	225,699,582	205,452,003	199,175,533

Total liabilities and stockholders’ equity	$2,990,656,248	$3,025,624,228	$3,066,719,173

Actual number of shares outstanding at end of period, net of treasury stock	19,789,298	19,704,436	19,691,636
Average shares outstanding used to compute:
Diluted earnings per share	19,986,380	20,163,837	20,239,610
Basic earnings per share	19,751,802	19,892,179	19,958,830

FIRST FEDERAL CAPITAL CORP
RESULTS OF OPERATIONS
(Dollar amounts in thousands, except per share amounts)

	Three Months		Nine Months
	Sep	Sep	Sep	Sep
	2003	2002	2003	2002

Interest on loans	$30,234	$35,205	$93,451	$102,359
Interest on mortgage-backed and related securities	3,603	4,559	11,701	15,681
Interest and dividends on investments	1,111	1,319	3,566	3,488

Total interest income	34,948	41,082	108,719	121,528

Interest on deposit liabilities	11,730	14,191	38,364	42,993
Interest on FHLB advances and other borrowings	4,149	5,652	14,505	17,147

Total interest expense	15,879	19,843	52,869	60,141

Net interest income	19,070	21,240	55,850	61,387
Provision for loan losses	368	716	886	2,134

Net interest income after provision for loan losses	18,702	20,524	54,964	59,253

Community banking revenue	10,429	8,877	29,305	24,437
Mortgage banking revenue	22,117	7,159	40,496	16,229
Loss on sale of investments	—	—	—	(166)
Other income	567	680	1,723	2,107

Total non-interest income	33,112	16,717	71,524	42,608

Compensation and employee benefits	16,079	13,848	44,834	38,905
Occupancy and equipment	3,547	2,792	9,972	7,850
Communications, postage, and office supplies	1,871	1,622	5,395	4,632
ATM and debit card transaction costs	1,205	1,047	3,470	2,924
Advertising and marketing	954	961	2,632	2,459
Amortization of intangible assets	203	203	588	510
FHLB prepayment penalty	7,388	—	7,388	—
Other expenses	4,227	2,418	9,170	6,001

Total non-interest expense	35,473	22,892	83,448	63,282

Income before income taxes	16,341	14,349	43,040	38,579
Income tax expense	6,176	5,293	16,089	13,666

Net income	$10,166	$9,056	$26,951	$24,913

Per share information
Diluted earnings per share	$0.51	$0.45	$1.35	$1.23
Basic earnings per share	0.51	0.46	1.36	1.25
Dividends paid per share	0.14	0.13	0.41	0.38

FIRST FEDERAL CAPITAL CORP
INCOME STATEMENT DETAIL
(Dollar amounts in thousands)

	Three Months		Nine Months
	Sep	Sep	Sep	Sep
	2003	2002	2003	2002

COMMUNITY BANKING REVENUE
Overdraft fees	$5,168	$4,442	$14,601	$11,835
ATM and debit card fees	2,781	2,534	8,252	7,117
Account service charges	729	590	1,938	1,630
Other fee income	433	384	1,257	1,078

Total deposit account revenue	9,111	7,950	26,048	21,660

Consumer loan insurance premiums and commissions	261	297	718	764
Other consumer loan fees	96	66	280	228

Total consumer loan revenue	357	363	998	992

Investment services revenue	961	564	2,259	1,785

Total community banking revenue	$10,429	$8,877	$29,305	$24,437

MORTGAGE BANKING REVENUE
Gross servicing fees	$2,741	$2,384	$7,896	$7,118
Mortgage servicing rights amortization	(7,161)	(8,098)	(26,595)	(15,274)
Mortgage servicing rights valuation (loss) recovery	6,150	(2,600)	3,350	(750)

Total loan servicing fees, net	1,731	(8,314)	(15,349)	(8,906)
Gain on sale of mortgage loans	19,934	14,800	54,437	23,757
Other mortgage-related revenue	452	673	1,408	1,378

Total mortgage banking revenue	$22,117	$7,159	$40,496	$16,229

FIRST FEDERAL CAPITAL CORP
SELECTED FINANCIAL DATA

	Three Months		Nine Months
	Sep	Sep	Sep	Sep
	2003	2002	2003	2002

Stock price at end of period	$20.55	$19.43	$20.55	$19.43
High stock price during period	$21.46	$21.60	$21.46	$22.47
Low stock price during period	$19.83	$17.55	$18.50	$14.68
Book value per share at end of period	$11.41	$10.11	$11.41	$10.11
Tangible book value per share at end of period	$9.22	$7.88	$9.22	$7.88
Return on average assets	1.32%	1.23%	1.17%	1.20%
Return on average equity	18.07%	17.87%	16.35%	16.84%
Equity capital as % of total assets at end of period	7.55%	6.49%	7.55%	6.49%
Tangible equity capital as % of tangible assets at end of period	6.19%	5.13%	6.19%	5.13%
Interest rate spread during period	2.23%	2.70%	2.16%	2.78%
Net interest income as a percent of average earning assets during period	2.68%	3.12%	2.63%	3.20%
Average interest-earning assets to average interest-bearing liabilities during period	120.44%	114.36%	119.00%	113.18%
Yields on interest-earning assets during period:
Single-family mortgage loans	5.20%	6.33%	5.24%	6.51%
Commercial real estate loans	6.46%	7.50%	6.89%	7.65%
Business loans	4.63%	5.20%	4.95%	5.81%
Consumer loans	6.52%	7.55%	6.66%	7.77%
Education loans	3.35%	4.12%	3.74%	5.32%
Total loans	5.68%	6.67%	5.87%	6.96%
Mortgage-backed and related securities	2.50%	4.55%	2.88%	5.01%
Investment securities	—	—	—	3.14%
Interest-bearing deposits with banks	0.99%	1.61%	1.28%	1.68%
Other earning assets	6.43%	5.04%	5.90%	4.99%
Total interest-earning assets	4.92%	6.03%	5.12%	6.33%
Cost of interest-bearing liabilities during period:
Regular savings accounts	0.25%	0.61%	0.25%	0.86%
Checking accounts	0.40%	0.35%	0.34%	0.48%
Money market accounts	1.10%	1.28%	0.93%	1.49%
Certificates of deposits	3.22%	3.72%	3.42%	3.98%
Total interest-bearing deposits	2.40%	2.93%	2.59%	3.17%
FHLB advances	4.31%	5.26%	5.00%	5.14%
Other borrowings	1.31%	1.87%	1.46%	1.45%
Total interest-bearing liabilities	2.69%	3.33%	2.96%	3.54%
Non-interest income to total revenue (1)	63.46%	44.04%	56.15%	40.97%
Ratio of non-interest expense to average assets during period (2)	3.58%	3.11%	3.29%	3.06%
Efficiency ratio during period (3)	53.43%	59.78%	59.25%	60.26%
Banking facilities at end of period	92	89	92	89
Full-time equivalent employees at end of period	1,289	1,196	1,289	1,196

(1)	Total revenue equals net interest income plus non-interest income.

(2)	Excludes impact of FHLB prepayment penalty and gains (losses) on real estate owned.

(3)	Excludes amortization of intangible assets, impact of FHLB prepayment penalty, and gains (losses) on sales of investment securities and real estate investments, if any.

FIRST FEDERAL CAPITAL CORP
SELECTED FINANCIAL DATA
(Dollar amounts in thousands)

	Three Months		Nine Months
	Sep	Sep	Sep	Sep
	2003	2002	2003	2002

Activity in the allowance for loan losses during period:
Balance at beginning of period	$11,058	$10,565	$11,658	$9,962
Provision for losses	368	716	886	2,134
Charge-offs:
Single-family mortgage loans	(12)	(3)	(58)	(16)
Consumer loans	(417)	(383)	(1,498)	(1,200)
Business loans	—	—	—	(6)
Education loans	(14)	(6)	(37)	(24)

Total loans charged-off	(443)	(392)	(1,593)	(1,246)
Recoveries	26	20	58	59

Charge-offs net of recoveries	(417)	(372)	(1,535)	(1,187)

Balance at end of period	$11,008	$10,909	$11,008	$10,909

Net annualized charge-offs as a percentage of average loans outstanding	0.08%	0.07%	0.10%	0.08%
Ratio of allowance to total loans held for investment at end of period	0.50%	0.49%	0.50%	0.49%

	Sep 30	Dec 31	Sep 30
	2003	2002	2002

Summary of non-performing assets at end of period:
Non-accrual loans:
Single-family mortgage loans	$3,388	$2,307	$2,359
Commercial real estate loans	243	77	—
Consumer loans	2,096	2,605	2,658
Business loans	1,235	376	574

Total non-accrual loans	6,962	5,365	5,591
Real estate owned and in judgement	3,571	3,731	3,574

Total non-performing assets	$10,533	$9,096	$9,165

Ratio of non-accrual loans to loans held for investment at end of period	0.32%	0.26%	0.25%
Ratio of total non-performing assets to total assets at end of period	0.35%	0.30%	0.30%
Ratio of allowance for loan losses to total non-accrual loans	158%	217%	195%

	Sep 30	Dec 31	Sep 30
	2003	2002	2002

Portfolio of loans held for investment at end of period:
First mortgage loans:
Single-family real estate	$731,977	$734,407	$854,441
Non-residential real estate	289,348	250,224	256,259
Multi-family real estate	266,011	254,294	258,124
Construction	103,835	97,263	101,112
Consumer loans:
Second mortgage and home equity	372,788	345,810	326,923
Automobile	127,164	126,455	128,060
Other consumer	27,904	28,616	30,183
Education loans	200,466	194,597	203,717
Business loans	77,176	71,904	64,570

Subtotal	2,196,668	2,103,569	2,223,389
Unearned discount, premiums, and net deferred loan fees and costs	6,859	8,731	10,018
Allowance for loan losses	(11,008)	(11,658)	(10,909)

Total loans held for investment	$2,192,519	$2,100,642	$2,222,497

FIRST FEDERAL CAPITAL CORP
SELECTED FINANCIAL DATA
(Dollar amounts in thousands)

	Three Months		Nine Months

	Sep	Sep	Sep	Sep
	2003	2002	2003	2002

Loan origination activity:
Real estate loan originations:
Single-family mortgage loans	$156,781	$89,099	$349,642	$304,590
Commercial real estate loans	16,881	27,264	79,890	80,645
Increase in loans in process	(2,673)	7,874	(8,961)	(4,801)

Total real estate loans originated	170,989	124,237	420,571	380,434

Consumer loan originations:
Second mortgage and home equity loans	102,320	98,835	297,330	245,544
Automobile loans	22,899	29,076	65,975	69,217
Other consumer loans	6,012	6,682	16,686	18,933

Total consumer loans originated	131,231	134,593	379,991	333,694

Education loan originations	20,821	17,986	47,910	35,662
Business loan originations	31,904	29,015	94,029	31,093

Total loans originated for investment	$354,946	$305,831	$942,502	$780,883

Loans purchased for investment:
Single-family residential loans	$149,056	$296,530	$185,565	$296,530
Consumer loans	—	812	—	812
Business loans	463	1,245	3,734	5,406

Total loans purchased for investment	$149,519	$298,587	$189,299	$302,748

Single-family mortgage loans originated for sale	$604,038	$611,231	$2,104,717	$942,435

	Sep 30	Dec 31	Sep 30
	2003	2002	2002

Deposit liabilities at end of period:
Checking accounts:
Non-interest bearing	$331,502	$356,357	$405,521
Interest bearing	140,393	138,650	131,564
Money market accounts	398,877	245,234	243,429
Regular savings accounts	179,020	159,724	162,212
Time deposits	1,212,339	1,455,183	1,447,565

Total deposit liabilities	$2,262,131	$2,355,148	$2,390,292

	Sep 2003	Weighted
	Balance	Average Rate

Time deposits maturing within
Three months	$292,407	3.34%
Four to six months	88,201	2.20%
Seven to twelve months	216,263	2.87%
More than twelve months	615,468	3.10%

Total time deposits	$1,212,339	3.05%

FHLB advances and all other borrowings maturing within
Three months	$365,360	1.34%
Four to six months	—	—
Seven to twelve months	25,000	4.75%
More than twelve months	77,517	4.42%

Total FHLB advances and all other borrowings	$467,877	2.03%